FILED PURSUANT TO RULE 424 (B)(3)

File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 9 TO

MARKET MAKING PROSPECTUS DATED

DECEMBER 22, 2010

THE DATE OF THIS SUPPLEMENT IS JUNE 21, 2011

ON JUNE 21, 2011, ARAMARK CORPORATION FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2011

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Management Stock Incentive Plan

ARAMARK Holdings Corporation (“Holdings”), ARAMARK Corporation’s (the “Company”) ultimate parent, adopted an amended and restated ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan (the “Amended Stock Incentive Plan”) on June 21, 2011. The Amended Stock Incentive Plan incorporates certain changes from prior amendments to the Stock Incentive Plan and provides for the grant of Installment Stock Purchase Opportunities, which is a new type of stock option, the terms of which are further described below. The Stock Incentive Plan also provides that shares purchased by Holdings from former employees will become eligible for issuances as stock options or purchased stock. A copy of the Amended Stock Incentive Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Form of Non Qualified Installment Stock Purchase Opportunity Agreement

Installment stock purchase opportunities granted under the Amended Stock Incentive Plan will be awarded pursuant to a Non-Qualified Installment Stock Purchase Opportunity Agreement with Holdings (the “ISPO Agreement”). On June 21, 2011, the Board of Directors of Holdings approved a form of ISPO Agreement that sets forth the terms of installment stock purchase opportunities (“ISPO”). ISPO awards are divided into five equal installments. The first installment, which represents 20% of the total award, vests immediately upon grant and will be exercisable until the first anniversary of the grant date. At least 25% of this installment must be exercised or the entire grant (including the remaining four installments) will expire and any part of the first installment that is not exercised during the exercise period will also expire, in each case on the first anniversary of the grant date. The remaining four installments will vest on December 15th of the first calendar year following the year in which the ISPO is granted, and on each of the three anniversaries of such date, respectively, and will be exercisable for 30 days thereafter. Any of these remaining four installments that becomes vested but is not exercised during its respective exercise period will expire at the end of its exercise period, but the holder may still exercise any subsequent installments when they vest in future years. A copy of the ISPO Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Form of Non Qualified Stock Option Agreement

Stock options granted under the Stock Incentive Plan have been, and will in the future be, awarded pursuant to a Non-Qualified Stock Option Agreement with Holdings (the “Option Agreement”). On June 21, 2011, the Board of Directors of Holdings approved a new form of Option Agreement that is similar to the forms that have been filed previously. The new form of Option Agreement includes a revised EBIT target for fiscal year 2011 and provides that the Compensation and Human Resources Committee will, on an annual basis, set both annual and cumulative EBIT targets for future fiscal years within 90 days of the beginning of each fiscal year. The annual EBIT target for fiscal year 2011 is $748.5 million. The foregoing performance target is not a prediction of how the Company will perform during the fiscal year 2011. The Company is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these performance targets, and you are cautioned not to rely on these performance targets as a prediction of the Company’s future performance. A copy of the Option Agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Outstanding Non Qualified Stock Option Agreements

On June 21, 2011, the Board of Directors of Holdings approved an amendment to outstanding Stock Option Agreements that includes revised Schedule 1s to reflect a new annual EBIT performance target for fiscal 2011 of $748.5 million. The amendment also provides that if an annual EBIT target is established for fiscal 2012 or later years for options granted after June 21, 2011 that is less than the annual EBIT target for such fiscal year for the outstanding stock options, the EBIT target for such outstanding options will be reduced to such lower EBIT target. In addition, if a cumulative EBIT target as established for options granted after June 21, 2011 is achieved in a fiscal year ending after fiscal 2011, then for any years (beginning with fiscal 2011) that an annual EBIT target as established under the outstanding Stock Option Agreement was not achieved and which was not the final performance year of such option (a “Missed Year”), then the portion of the performance option under the outstanding Stock Option Agreement that did not vest in respect of such Missed Year will nevertheless become vested. The 2011 performance target is not a prediction of how the Company will perform during the fiscal year 2011. The Registrant is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these performance targets, and you are cautioned not to rely on these performance targets as a prediction of the Registrant’s future performance. The form of Amendment to outstanding Non Qualified Stock Option Agreements and the revised Schedule 1s to the outstanding Non Qualified Stock Option Agreements are attached as Exhibits 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Description

10.1	Amended and Restated ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan.

10.2	Form of Non Qualified Installment Stock Purchase Opportunity Agreement.

10.3	Form of Non Qualified Stock Option Agreement.

10.4	Form of Amendment to outstanding Non Qualified Stock Option Agreements.

10.5	Revised Schedule 1s to outstanding Non-Qualified Stock Option Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: June 21, 2011	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Amended and Restated ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan.

10.2	Form of Non Qualified Installment Stock Purchase Opportunity Agreement.

10.3	Form of Non Qualified Stock Option Agreement.

10.4	Form of Amendment to outstanding Non Qualified Stock Option Agreements.

10.5	Revised Schedule 1s to outstanding Non-Qualified Stock Option Agreements.